UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2013

CRYOPORT, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-34632	88-0313393
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20382 Barents Sea Circle, Lake Forest, California 92630

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (949) 470-2300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

See Item 2.03.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As of January 24, 2013, Cryoport, Inc. (“Cryoport”) has issued to certain accredited investors unsecured convertible promissory notes (the “Notes”) in the original principal amount of $588,000, pursuant to the terms of Subscription Agreements and Letters of Investment Intent.

The Notes accrue interest at a rate of 15% per annum from date of issuance until January 31, 2013 and at a rate of 5% per annum from February 1, 2013 through the date of payment, in each case on a non-compounding basis. All principal and interest under the Notes will be due on December 31, 2013. Cryoport may not prepay the Notes and payments shall be on a pari passu basis.

In the event Cryoport designates and issues preferred stock while the Notes are outstanding, the Notes will be convertible into shares of such preferred stock at a conversion rate equal to the price per share paid to Cryoport in connection with the issuance of such preferred stock at the option of the holders of the Notes.

The description of the Notes included in this Item 2.03 is qualified in its entirety by the terms and conditions of the form of the Notes will be filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2012.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 2.03 above is incorporated herein by reference. Emergent Financial Group, Inc. acted as the selling agent for the placement of the Notes and will receive cash commission of $41,160 and a finance fee of an additional $11,760.

The sale and issuance of the Notes was completed in accordance with the exemption provided by Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and/or Section 4(2) of the Securities Act, in that such sale and issuance was made without any public offering to “accredited investors,” as that term is defined under Rule 501 of Regulation D of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOPORT, INC.

Date: January 30, 2013	By:	/s/ Robert Stefanovich
Robert Stefanovich
Chief Financial Officer